UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2010

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32626	32-0064979
(Commission File Number)	(IRS Employer
Identification No.)

7000 Shoreline Court, Suite 370
South San Francisco, CA 94080
(Address of principal executive offices and Zip Code)

(650) 588-6404
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2010, Hana Biosciences, Inc. (the “Company”) announced the appointment of Craig W. Carlson as its Vice President and Chief Financial Officer, effective April 1, 2010.  Mr. Carlson, age 62, has held senior leadership and executive financial management positions for the past 25 years, including positions at two public healthcare companies. Most recently, from February 2009 to February 2010, Mr. Carlson served as Chief Financial Officer and Chief Operating Officer for 20 Cent Ventures, a new business incubator focused primarily on applying life science technologies to high value niche opportunities worldwide, where he was responsible for managing several businesses, including four international subsidiaries. From July 2006 to March 2008, he was Chief Financial Officer of Neurobiological Technologies, Inc. and from 1993 to 2005 Mr. Carlson worked at Cygnus, Inc where he served as Chief Financial Officer and Chief Operating Officer.  Mr. Carlson received his M.B.A. from the Stanford Graduate School of Business, his M.S. Ed. in Counseling from Hofstra University, and his B.A. in Political Science from Union College.

The terms of Mr. Carlson’s employment with the Company are set forth in a letter agreement dated February 5, 2010, as amended on February 17, 2010 (together, the “Agreement”). Pursuant to the Agreement, Mr. Carlson’s employment with the Company commenced March 1, 2010, but his appointment as Chief Financial Officer will not be effective until April 1, 2010.  The Agreement provides that he will receive an annualized base salary of $295,000 and is eligible to receive an annual performance cash bonus in an amount up to 30% of his annualized base salary.  In addition, upon the commencement of his employment, Mr. Carlson was granted a 10-year stock option to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.19 per share. The stock option was awarded pursuant to the Company’s 2010 Equity Incentive Plan and is evidenced by a stock option agreement dated March 1, 2010 in the Company’s standard form of agreement for use under the 2010 Equity Incentive Plan.  Mr. Carlson is entitled to an additional stock option grant for up to 250,000 shares if the Company completes a financing transaction resulting in proceeds to the Company of specified amounts.

The Agreement further provides that if the Company terminates Mr. Carlson’s employment without “cause,” or if he terminates his employment for “good reason,” then he is entitled to continue receiving his then current annualized base salary and medical benefits for a period of six months following such termination. For purposes of the Agreement, the term “cause” means the following actions committed by Mr. Carlson:

•	willful and repeated failure, disregard or refusal by to perform his employment duties, or his willful misconduct in respect of his duties or obligations;

•	willful, intentional or grossly negligent act having the effect of materially injuring (whether financial or otherwise) the Company’s business or reputation or any of its affiliates;

•	conviction of any felony or a misdemeanor involving a crime of moral turpitude;

•	engagement in illegal harassment;

•	misappropriation or embezzlement by of Company property; or

•	a material breach by of any of his obligations under any other agreement or Company policy.

The term “good reason” means (i) a reduction in Mr. Carlson’s annual base salary or annual target bonus rate or a material reduction in the benefits provided to him, taken as a whole, in each case without his consent, but not if all senior executives of the Company also incur such reduction in compensation or other benefits, or (ii) a significant reduction in Mr. Carlson’s duties and responsibilities, but in each case after the Company has failed to correct such event after 30 days’ written notice from Mr. Carlson.

Upon his appointment to Chief Financial Officer, Mr. Carlson will succeed Tyler M. Nielsen, who has been the Company’s Interim Chief Financial Officer since November 2009.  Mr. Nielsen will continue his role as the Company’s Controller upon the effective time of Mr. Carlson’s appointment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2010	Hana Biosciences, Inc.

	By:	/s/ Steven R. Deitcher
Steven R. Deitcher, M.D.
President and Chief Executive Officer